As filed with the Securities and Exchange Commission on October 21, 1997.
                                                   Registration No. 33-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            MERCER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

        Washington                                       91-6087550
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                      Identification Number)

                              Brandschenke Str. 64
                           Zurich, Switzerland CH 8002
              (Address of principal executive officers) (Zip Code)

            AMENDED AND RESTATED 1992 NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the Plans)

                                 David R. Wilson
                            Foster Pepper & Shefelman PLLC
                          Suite 3400, 1111 Third Avenue
                            Seattle, Washington 98101
                                 (206) 447-4400
                      (Name, address and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed reoffer or resale to the public by affiliates of the registrant: as soon as is practicable after filing of the Registration Statement.

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
            Title of                      Amount            Proposed Maximum          Proposed Maximum          Amount of
           Securities                     to be              Offering Price          Aggregate Offering        Registration
        to be Registered              Registered(1)           Per Share(2)                Price(2)              Fee(2)(3)

        Common shares of              635,000 shares             $ 8.50                  $5,397,500               $1,636
      beneficial interest,            265,000 shares             $12.16                  $3,222,400               $ 977
                                                                                         ----------               -----
         $1.00 par value                                                                 $8,619,900               $2,613
--------------------------------------------------------------------------------------------------------------------------------

     (1) Pursuant to Rule 457(h) of the  Securities Act of 1933, as amended (the
"Securities Act"), the amount of shares to be registered is the maximum amount of shares issuable herein. See Note 3 to this table.

     (2) Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per common share of beneficial interest ("Common Stock") subject to options has been calculated on the basis of the average exercise price of outstanding options and on the basis of the price per share of Common
Stock not subject to options. As of October 20, 1997, options had been granted to purchase 635,000 of the shares of Common Stock set forth in the table above, pursuant to the Plan, with an aggregate average exercise price of $8.50 per share. As of October 20, 1997, there were 265,000 shares of Common Stock not subject to options and available for grant under the Plan, with a proposed maximum offering price of $12.16 per share, which is the average of the high and low prices for one share of Common Stock as reported by the NASDAQ National
Market System on October 14, 1997. The 900,000 shares of Common Stock reflected in the above table are in addition to 1,100,000 shares of Common Stock subject to options granted under the Plan, which were registered on Registration
Statement No. 33-90026. See Note 3 to this table.

     (3) Pursuant to General Instruction E to Form S-8 under the Securities Act, the prospectus  filed as part of this  Registration  Statement will be used as a
combined   prospectus  in  connection  with  this  Registration   Statement  and
Registration  Statement No. 33-90026.  An aggregate of 1,100,000 shares is being carried  forward from  Registration  Statement  No.  33-90026 for which a fee of
$5,069 previously was paid.


                                   PROSPECTUS

                            MERCER INTERNATIONAL INC.
                              Brandschenke Str. 64
                           Zurich, Switzerland CH 8002
                                 41 (1) 201 7710

                 2,000,000 Common Shares of Beneficial Interest
                           ($1.00 par value per share)



       This Prospectus relates to an unspecified number of common shares of beneficial interest, $1.00 par value ("Common Stock") of Mercer International Inc. (the "Company"), and is to be used in connection with the reoffer and resale of shares of Common Stock (the "Shares") issuable to the selling shareholders of the Company listed at the section entitled "Selling
Shareholders" herein (the "Selling Shareholders") upon exercise of options issued, or which may be issued, under the Company's Amended and Restated 1992 Non- Qualified Stock Option Plan (the "Plan"). The Shares may be sold in the market (The Nasdaq Stock Market's National Market System ("NASDAQ")) or in privately negotiated transactions from time to time. The Company will not receive any proceeds from the sale of Shares registered hereby.

       The Company's Common Stock trades on NASDAQ. The last reported sale price of a share of Common Stock on NASDAQ on October 17, 1997 was $12.00.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The offer and sale of the Shares will be made in accordance with the plan of distribution described in this Prospectus. See "Plan of Distribution." The Selling Shareholders reserve the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. The Company will pay all expenses of the offering, other than selling commissions to or expenses of brokers or dealers retained by the Selling Shareholders, which commissions and expenses will be paid by the Selling Shareholders.

                The date of this Prospectus is October 21, 1997.

         If an agent of any Selling Shareholder or a dealer is involved in the sale of the Shares in respect of which this Prospectus is being delivered, the net proceeds to the Selling Shareholders from such sale will be the purchase price of such Shares less such commission in the case of an agent, the purchase price of such Shares in the case of a dealer, and less, in each case, other attributable issuance expenses. The aggregate proceeds to the Selling Shareholders from all the Shares will be the purchase price of Shares sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

         No person has been authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Common Stock offered by this Prospectus, nor does it constitute an offer to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                 Page                              Page
Available Information               2        Use of Proceeds         3
Incorporation of Certain            3        Selling Shareholders    4
  Documents by Reference                     Plan of Distribution    4

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference
Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission at the following address: http://www.sec.gov. In addition, the Common Stock trades on NASDAQ, and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended. This Prospectus omits certain information contained in that Registration Statement, and reference is hereby made to that Registration Statement and the exhibits filed therewith for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement.

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1991, which contains the Company's Declaration of Trust, as amended.

     (2) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     (3) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997.

     (4) The Company's definitive Proxy Statement on Schedule 14A filed April 30, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     The Company will provide without charge to any person to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to:

                                Mr. Rene Randall
                            Mercer International Inc.
                              Brandschenke Str. 64
                           Zurich, Switzerland CH 8002
                                 41 (1) 201 7710

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The Selling Shareholders under this Prospectus are Trustees and executive officers of the Company who may be deemed affiliates of the Company. The names of the Selling Shareholders and the amount of Shares which will be sold hereunder will be provided at a later date by a supplement to this Prospectus.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The  Common  Stock   offered   hereby  will  be  sold  by  the  Selling
Shareholders acting as principals for their own account. The Company will receive none of the proceeds from such sales.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         In accordance with the instructional Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers and sales of common shares of beneficial interest, $1.00 par value ("Common Stock") of Mercer International Inc. (the "Company") pursuant to the Company's Amended and Restated 1992 Non-Qualified Stock Option Plan (the "Plan").


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement.

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1991, which contains the Company's Declaration of Trust, as amended.

         (2) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

         (3) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997.

         (4) The Company's definitive Proxy Statement on Schedule 14A filed April 30, 1997.

         All documents  subsequently  filed by the Company  pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         No expert or counsel named in the Registration Statement has any substantial interest in the securities of the Company.

Item 6.  Indemnification of Directors and Officers.

         Section 6.1 of the Company's Declaration of Trust provides as follows:

         No Trustee, officer or agent of the Trust shall be liable to the Trust or to any Trustee for any act or omission of any other Trustee, Shareholder, officer or agent of the Trust or to be to any personal liability whatsoever in tort, contract or otherwise in connection with the affairs of this Trust except only that arising from his own willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

         Section 6.4 of the Company's Declaration of Trust provides as follows:

         Any person made a party to any action, suit or proceeding, or against whom a claim or liability is asserted by reason of the fact that he, his testator or intestate was or is a Trustee, officer or agent of the Trust or active in such capacity on behalf of the Trust, shall be indemnified and held harmless by the Trust against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit, proceeding, claim or alleged liability or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion; provided, however, that no such Person shall be so indemnified or reimbursed for any claim, obligation or liability which arose out of the Trustee's, officer's or agent's willful misfeasance, bad faith, gross negligence or reckless disregard of duty; and provided further, that such Person gives prompt notice thereof, executes such documents and takes such action as will permit the Trust to conduct the defense or settlement thereof and cooperates therein. In the event of a settlement approved by the Trustees of any such claim, alleged liability, action, suit or proceeding, indemnification and reimbursement shall be provided except as to such matters covered by the settlement which the Trust is advised by its counsel arose from the Trustee's, officer's or agent's willful misfeasance, bad faith, gross negligence, or reckless disregard of duty. Such rights of indemnification and reimbursement shall be satisfied only out of the Trust Estate. The rights accruing to any Person under these provisions shall not include any other right to which he may be lawfully entitled, nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse such Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such right of a Trustee to contribution as may be available under applicable law.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         4.1 Amended and Restated 1992 Non-Qualified Stock Option Plan (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 1997.)

         5        Opinion of Foster Pepper & Shefelman PLLC

         23.1 Consent of Foster Pepper & Shefelman PLLC (included as part of their Opinion listed as Exhibit 5)

         23.2     Consent of Peterson Sullivan & Co.

         24       Power of Attorney (included on the signature page hereof)

Item 9.  Undertakings.

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                    Provided, however, that paragraphs (a)(1)(i)
                                    and   (a)(1)(ii)   do  not   apply   if  the
                                    information  required  to be  included  in a
                                    post-effective amendment by those paragraphs
                                    is  contained in periodic  reports  filed by
                                    the  registrant  pursuant  to  Section 13 or
                                    Section  15(d) of the  Exchange Act that are
                                    incorporated    by    reference    in   this
                                    Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Zurich, Switzerland on September 4, 1997.

                                            MERCER INTERNATIONAL INC.

                                            By:  /s/ Jimmy S.H. Lee
                                                 Jimmy S.H. Lee
                                                 President

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes Jimmy S.H. Lee or Maarten Reidel, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Jimmy S.H. Lee                                            September 4, 1997
-----------------------------------------
Jimmy S.H. Lee
President and Trustee
(Chief Executive Officer)



/s/ Maarten Reidel                                            September 4, 1997
-----------------------------------------
Maarten Reidel
Chief Financial Officer and Trustee
(Chief financial officer and principal
accounting officer)



/s/ Michel Arnulphy                                           September 4, 1997
-----------------------------------------
Michel Arnulphy
Trustee



/s/ C.S. Moon                                                 September 4, 1997
-----------------------------------------
C.S. Moon
Trustee

                                INDEX TO EXHIBITS

Exhibit  Description                                                    Page


4.1 Amended and Restated 1992 Non-Qualified Stock Option Plan (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 1997.)

5        Opinion of Foster Pepper & Shefelman PLLC

23.1 Consent of Foster Pepper & Shefelman PLLC (included as part of their Opinion listed as Exhibit 5)

23.2     Consent of Peterson Sullivan & Co.

24       Power of Attorney (included on the signature page hereof)